Exhibit 3.36

COMMONWEALTH OF THE BAHAMAS IBC 05

THE INTERNATIONAL BUSINESS COMPANIES ACT (2000)

(Section 12)

CERTIFICATE OF INCORPORATION

(Change of Name)

No. 5,182 B TRONOX PIGMENTS LTD. FORMERLY KERR-MCGEE PIGMENTS LTD FORMERLY KERR-MCGEE PIGMENT LTD

I, SHANE A. MILLER. . . . . . . . . . . .ACTING , Registrar General of the Commonwealth of The Bahamas DO HEREBY CERTIFY pursuant to the International Business Companies Act 2000 (No. 45 of 2000) that TRONOX PIGMENTS LTD. is incorporated in the Commonwealth of The Bahamas as an International Business Company and that the former name of the said company was KERR-MCGEE PIGMENTS LTD which name has now been changed this 5TH day of JANUARY, 2006 to TRONOX PIGMENTS LTD.

Given under my hand and seal at Nassau in the Commonwealth of The Bahamas

/s/

ACTING Registrar General